Exhibit (h)(2)(xx)

AMENDMENT TO ADMINISTRATION AND

SHAREHOLDER SERVICES AGREEMENT

This Amendment to Administration and Shareholder Services Agreement (this “Amendment”), effective as of April 30, 2021, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Administration and Shareholder Services Agreement, dated as of August 31, 2004, as amended from time to time, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for (i) the renaming of an existing series of the Trust; (ii) the removal of one separate series of the Trust that was reorganized effective April 29, 2021; and (iii) the removal of one separate series of the Trust that was liquidated effective September 30, 2020.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.        The renaming of the Matthews Emerging Markets Small Companies Fund (formerly known as the Matthews Asia Small Companies Fund), and the removal of the Matthews Emerging Asia Fund and the Matthews Asia Value Fund, as set forth on the attached amended Exhibit A.

2.        The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Exhibit A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name: John P. McGowan		Name: William J. Hackett
Title: Vice President and Secretary		Title: Chief Executive Officer
Date: April 29, 2021		Date: April 29, 2021

EXHIBIT A

MATTHEWS INTERNATIONAL FUNDS

FUND SCHEDULE

(updated April 30, 2021)

Fund	Effective Date

● Matthews Asia Growth Fund	August 31, 2004

● Matthews Asia Dividend Fund	August 11, 2006

● Matthews Pacific Tiger Fund	August 31, 2004

● Matthews Asian Growth and Income Fund	August 31, 2004

● Matthews Asia Innovators Fund (name changed on April 29, 2016)	August 31, 2004

● Matthews China Fund	August 31, 2004

● Matthews India Fund	August 12, 2005

● Matthews Japan Fund	August 31, 2004

● Matthews Korea Fund	August 31, 2004

● Matthews Emerging Markets Small Companies Fund (name changed on April 30, 2021)	September 15, 2008

● Matthews China Dividend Fund	November 30, 2009

● Matthews China Small Companies Fund	May 31, 2011

● Matthews Asia Total Return Bond Fund (name changed on January 31, 2020)	November 30, 2011

● Matthews Asia ESG Fund	April 30, 2015

● Matthews Asia Credit Opportunities Fund	April 29, 2016

● Matthews Emerging Markets Equity Fund	April 30, 2020

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name: John P. McGowan		Name: William J. Hackett
Title: Vice President and Secretary		Title: Chief Executive Officer
Date: April 29, 2021		Date: April 29, 2021